Exhibit 10.1

October 10, 2022

Amanda Long via e-mail [***]

Dear Mandy,

On behalf of BigBear.ai, I am pleased to extend an offer of employment to you for the Chief Executive Officer position and welcome you to BigBear.ai. The details of the offer are as follows:

Job Title: Chief Executive Officer

Direct Supervisor: Board of Directors

Work Location: Naperville, IL, travel as appropriate

Compensation:

Salary: As a full-time, exempt employee, your base salary will be paid at the rate of $450,000.00/annually, less applicable payroll deductions and withholdings. You will be paid semi-monthly in accordance with BigBear.ai’s standard payroll policies and practices.

Short-Term Incentive (STI) / Annual Bonus Plan: In addition to your base compensation, you will be eligible for an annual cash bonus up to 125% of your annual base compensation (“annual target bonus”), based upon mutually developed performance objectives at the start of each year. For 2022, your cash bonus under the STI program / Annual Bonus Plan shall be no less than $250,000.00, less applicable payroll deductions and withholdings. The STI program and your participation in the plan is subject to annual approval/renewal by the BigBear.ai Compensation Committee.

Long-Term Incentive (LTI) / Equity Bonus Plan: As a key executive, you will be eligible to participate in the BigBear.ai equity incentive plan, comprised of a mix of Restricted Stock Units (RSUs), stock options, and performance stock units (PSUs). RSUs and stock options shall vest on a four-year ratable schedule from the grant date, unless otherwise specified. Should the company implement PSUs in the future, they will vest upon achieving specific objectives that would be established at the time of award.

6811 Benjamin Franklin Drive, Suite 200 // Columbia, MD 21046 // 410.312.0885

Your LTI plan consists of two components:

1. An up-front time-based long-term incentive award valued at $4,000,000.00.

(a)

This will be delivered in the form of 75% RSUs and 25% stock options. The actual number of RSUs and options are dependent upon the price of BigBear.ai’s stock at the time of award. A portion of the long-term incentive award valued at $200,000 as of the date of grant will vest on December 31, 2022. The remaining award will vest in accordance with the vesting schedule outlined above.

(b)	Vesting of these RSUs and options will accelerate upon a change in control.

2. Starting in 2023, a recurring annual grant estimated to be valued at 200% of your base compensation, subject to compensation committee approval (split between stock options, RSUs, PSUs and/or other long-term incentive vehicles at the discretion of the BigBear.ai Compensation Committee).

Unvested awards will be canceled in the event of a voluntary termination, or involuntary termination for cause.

The LTI program is subject to annual approval/renewal by the BigBear.ai Compensation Committee. In the event that the LTI program is discontinued, BigBear.ai agrees to work in good faith with you to come to an agreeable replacement program or compensation arrangement.

Annual Leave: You will receive 25 days of paid time off accrued on a semi-monthly basis upon date of hire and 11 paid holidays.

Benefits: As a full-time employee, you will be eligible to participate in BigBear.ai’s comprehensive benefit program in accordance with our policies and after meeting the applicable eligibility requirements, if any. For full details, please see attached benefits summary.

You will also receive a $25,000 annual allowance, via reimbursement, for an executive coach, annual executive health exam, and/or Chief membership dues.

Severance: As CEO, you are eligible to receive severance in an amount equivalent to (a) 1x of your annual base salary, (b) 1x of your annual target bonus, and (c) 12 months benefit premium assistance in the event of an eligible termination not related to a Change in Control; or (a) 2x of your annual base salary, (b) 2x of your annual target bonus, and (c) 24 months benefit premium assistance in the event of a Change in Control. The formal

6811 Benjamin Franklin Drive, Suite 200 // Columbia, MD 21046 // 410.312.0885

plan document is currently in development and will define key terms and conditions. Upon formal approval of the plan, you will be presented a Participation Agreement. In addition, you shall be entitled to a one—time payment of $10,000, less applicable taxes and withholdings, to support your search for and transition to another employer, including a hiring and recruiting/placement firm.

Medical Insurance Offset: If you elect to waive BigBear.ai’s medical insurance coverage in 2022, you will receive a payment of $3,000.00 annually, in addition to your base salary. You will still be eligible to participate in all other benefits offered. Should you elect BigBear.ai’s medical insurance in the future, you will no longer receive the offset, effective the date coverage begins.

Outside Counsel and Compensation Consultant Fees: BigBear.ai shall timely pay all reasonable attorney and consulting fees incurred as part of your and your outside counsel’s and consultant’s review and negotiation of the initial terms of your employment as set forth herein, and any supplemental agreements required or proposed by BigBear.ai (e.g., the Employee Nondisclosure and Intellectual Property Assignment Agreement, the Non-Solicitation Agreement, and Executive Severance Plan).

Start Date: Your start date will be October 12, 2022.

Onboarding & Orientation: On your first day of employment, BigBear.ai will provide additional information about company policies and will furnish you with a benefit enrollment package.

This offer is not to be considered as a contract guaranteeing employment for any specific duration. As an at-will employee, both you and BigBear.ai have the right to terminate this arrangement and subsequent employment at any time. By accepting this offer you agree to provide the company’s security officer with sufficient information to properly verify security information, as applicable for the role. Continued employment is contingent upon successfully maintaining the applicable clearance, as required for the role. We request that you treat this offer and all other company information as confidential and proprietary. As such, any BigBear.ai proprietary information is not to be disclosed without authorization from a company officer.

Please indicate your acceptance of this offer by signing and returning by October 11, 2022. We hope you are excited to join our team of what we feel is a company that offers employees personal and professional development.

6811 Benjamin Franklin Drive, Suite 200 // Columbia, MD 21046 // 410.312.0885

We look forward to the opportunity of working with you in the near future and are confident that your professionalism and motivation will enhance the value BigBear.ai provides to our clients.

Sincerely,

/s/ Claire Morse

Claire Morse

Chief Human Resources Officer

By your signature below, you accept this Offer of Employment with BigBear.ai.

/s/ Amanda Long	October 11, 2022
Signature	Date

6811 Benjamin Franklin Drive, Suite 200 // Columbia, MD 21046 // 410.312.0885